Exhibit 10.21

SHAREHOLDERS’ AGREEMENT

THIS AGREEMENT is made on the 15th day of November, 2010.

(1)	UNIQUE LOGISTICS HOLDINGS LIMITED, a private limited company incorporated in Hong Kong with company number 824517 and with registered office at Unit B & D, 4th Floor, Sunshine Kowloon Bay Cargo Centre, 59 Tai Yip Street, Kowloon Bay, Kowloon, Hong Kong Special Administrative Region (“Unique”);

(2)	ROGER LOGISTICS LIMITED (Company No. 1556408) whose registered office is situated at P.O. Box 957, Offshore Incorporations Centre, Road Town, Tortola, British Virgin Islands (the Partner); and

(3)	ULI (SOUTH CHINA) COMPANY LIMITED, a private limited company incorporated in with company number 622612 and with registered office at Unit D, 4/F., Sunshine Kowloon Bay Cargo Centre, 59 Tai Yip Street, Kowloon Bay, Kowloon, Hong Kong Peoples Republic of China (“the Company”).

WHEREAS

(A)	Pursuant to the latest discussions, both Unique and the Partner have agreed to perform the Business through the operation of the Company (“the Project”).

(B)	Unique and the Partner have agreed that their respective rights as shareholders of the Company shall be regulated by the provisions of this Agreement and the Company has agreed with Unique and the Partner to comply with such of the matters contained in this Agreement insofar as they relate to it.

The Company is a limited liability company duly incorporated and registered in Hong Kong and as at the date hereof, has an authorized equity share capital of HK$10,000.00 divided into 10,000 shares, all of which are legally owned by Unique and have been issued and are fully paid up

NOW it is hereby agreed as follows:

1.	Interpretation

1.1	In this Agreement, unless the contrary intention appears, the following definitions apply:

“Agreed Proportions” means 70 per cent in respect of Unique and 30 per cent in respect of the Partner, the percentage which the nominal value of the shares beneficially owned by Unique and the Partner respectively in the Equity Capital of the Company bears to the combined nominal value of the Equity Capital (taken as a whole);

“Board” means the board of Directors from time to time or the Directors present at a duly convened meeting of the Directors at which a quorum is present;

“Business” means the business of the Company as described in Clause 2.1 and such other business as the Parties may agree in writing carried on by the Company;

“Business Day” means a day on which banks in Hong Kong are open for business (excluding Saturday and public holidays);

“Business Plan” means the annual business plan, revenue and capital budget of the Company as approved by the Board and Shareholders from time to time;

“China” means the People’s Republic of China;

“Director” means a director of the Company from time to time;

“Encumbrance” includes any mortgage, charge, pledge, hypothecation, lien, assignment by way of security, title retention, option, right to acquire, right of pre-emption, right of set off, counterclaim, trust arrangement or other security, preferential right or agreement to confer security, or any equity or restriction; “Equity Capital” means the capital contributed or to be contributed by the Shareholders to the Company as represented by the Shares of the Company; “Group” means the Company and other Subsidiaries and/or Associated Companies of Unique.

Group Company means a company in the Group and Group Companies shall mean all or any of them;

“Hong Kong” means Hong Kong Special Administrative Region of the People’s Republic of China;

“Hongkong Bank” means the Hong Kong and Shanghai Banking Corporation Limited in Hong Kong;

“HK$” means the lawful currency of Hong Kong

Intellectual Property Rights means patents, trade marks, service marks, trade names, domain names, registered designs, designs, semiconductor topography rights, database rights of unfair extraction and reutilisation, copyrights and other forms of intellectual or industrial property (in each case in any part of the world, whether or not registered or registrable and if registered or registrable and for their full period of registration with all extensions and renewals, and including all applications for registration or otherwise), know-how, inventions, formulae, confidential or secret processes and information, rights in computer software, and any other protected rights and assets, and any licences and permissions in connection with the foregoing.

“Memorandum and Articles of Association” means the Memorandum and Articles of Association of the Company as amended from time to time;

“Parties” means the parties to this Agreement and “Party” means any one of them;

“Person” includes a firm or other body of persons;

“Share” means an ordinary share of HK$1.00 each in the equity capital of the Company and “Shares” shall be construed accordingly;

“Shareholder” means either Unique or the Partner and “Shareholders” means both of them

“Subsidiary” means a subsidiary of the Company if any and “Subsidiaries” shall be construed accordingly;

‘Territory’ means the city of Shenzhen in People’s Republic of China;

“Unique Directors” means Directors appointed to represent Unique and Unique Director means any one of them;

“US$” means the lawful currency of United States of America; and “Partner’s Director” means Directors appointed to represent the Partner;

1.2	Reference to a statute or statutory- provision includes a reference to it as from time to time amended, extended or re-enacted.

1.3	Words denoting the singular number also include the plural and vice versa.

1.4	Unless the context otherwise requires, a reference to a clause or schedule is to a clause of or schedule to this Agreement.

1.5	The headings in this Agreement are inserted for convenience only and do not affect its construction.

1.6	A reference to writing or written includes faxes and email.

1.7	Any document referred to as being “in the agreed form” shall mean in a form agreed by the Parties at the date of this Agreement and initiated by or on their behalf for identification purposes.

2.	Business of the Company

2.1	The primary business of the Company is, unless the Shareholders shall otherwise agree, to carry on the business of providing international freight forwarding, customs brokerage, local delivery, pick and pack, distribution, warehousing and value-added logistics related services.

2.2	The Business shall be performed in the best interest of the Company on sound commercial profit making principles and good business practice and subject thereto and in accordance with the Business Plan from time to time so as to generate maximum achievable profits available for distribution to the Shareholders.

2.3	In addition to carrying out the Business in the Territory, Unique and the Partner shall look into other opportunities of mutually beneficial co-operation between their respective Groups in their global networks.

3.	Appointment of Directors and Board Meetings

3.1	The maximum number of Directors holding office of the Company at any time shall be three (3) unless otherwise agreed in writing by the Shareholders.

3.2	Directors may be appointed or removed only in a general meeting by ordinary resolution at the request of any Shareholder by giving the required notice to the Company.

3.3	Unique shall be entitled to appoint and remove a maximum of two (2) Directors. Any Director so appointed shall be designated as a Unique Director.

3.4	The Partner shall be entitled to appoint and remove a maximum of one (1) Directors. Any Director so appointed shall be designated as a Partner’s Director.

3.5	A notice of appointment or notice of removal of a Director pursuant to this Clause shall take effect upon lodgment of such notice at the registered office of the Company or on delivery of it to the secretary of the Company.

3.6	Either Shareholder shall be entitled to remove any of its representative Directors at any time and to appoint a person to replace any representative Director so removed. Each Director shall himself have the right to appoint any person to be his alternate Director to attend meetings in his place. If the Articles of Association does not include any provision for appointment of alternate director, the Shareholders shall procure the Company to amend promptly its Article of Association to provide for such appointment. .

3.7	Every Director appointed pursuant to this Clause shall hold office until he resigns or is removed in the manner provided hereunder or dies or vacates office. The Board shall not have any power at any time to appoint any person as a Director either to fill a casual vacancy or as an addition to the Board.

3,8	The Directors shall not be subject to retirement by rotation and accordingly any contrary provision contained in the Memorandum and Articles of Association of the Company shall not apply and all other references in the regulations to retirement by rotation shall be disregarded.

3.9	No Director shall be appointed otherwise than as provided in this Clause. Any contrary provision contained in the Memorandum and Articles of Association of the Company shall not apply.

3.1O	Unless otherwise agreed, the Directors shall procure that meetings of the Board be convened and held at least twice a year and that a written agenda specifying the matters to be raised at any Board meeting shall be sent to all Directors (or their alternates) entitled to receive notice of any such meeting together with the notice convening the meeting not less than five (5) Business Days prior to the date of the meeting. Notwithstanding the above, any Director may call a Board meeting on at least five (5) Business Days’ prior notice stating the purpose of the meeting.

3.11	The quorum for a meeting of the Board shall be at least two (2) Directors, which consist of at least one (1) Unique Director and one (1) Partner’s Director. If a quorum for a meeting of the Board is not met in two consecutive properly noticed Board meetings duly called and held, then the second Board meeting may proceed, and the Directors who do attend may take any action required, despite the technical lack of quorum.

3.12	The Directors shall exercise all rights available to them in relation to the Company to procure (so far as they are able to do so) that during the term of this Agreement:

3.12.1	the Board determines the general policy of the Company (subject to the express provisions of this Agreement), including the scope of the activities and operations of the Company and that the Board reserves to itself all matters involving major or unusual decisions that are not expressly reserved to the Shareholders;

3.12.2	telephonic/video conference meetings of the Board will be permitted provided that participants acknowledge orally that they can speak to and hear each other and all discussed matters should be included in the minutes of the meeting. Written resolutions including faxed written resolutions signed by all Directors shall be valid as if passed at a duly constituted meeting;

3.12.3	the Company shall comply with the provisions of its Memorandum and Articles of Association but subject however to the terms of this Agreement; and

3.12.4	the registered offices of the Company shall be such place as the Directors shall agree in writing.

3.13	For the purpose of the foregoing, an alternate Director present at any Board meeting shall be treated as having been appointed by the Shareholder at whose instance the Director who appointed him was appointed (unless the appointee is another Director in which case he is not to be so treated).

3.14	Unless otherwise agreed in writing by the Shareholders or required under this Agreement, each Director will comply with Clause 23 of this Agreement as if it were a Party hereto.

3.15	Any action required or permitted to be taken at any meeting of the Board may be taken without a meeting if all the Directors consent to such action in writing.

4.	Conduct of the Company’s affairs

4.1	The Shareholders shall exercise all rights available to them in relation to the Company and the Company shall do everything necessary to procure (so far as they are able to do so) that during the term of this Agreement

4.1.1	the business of the Company consists exclusively of the Business;

4.1.2	the Company shall keep books of accounts and therein make true and complete entries of all its dealings and transactions of and in relation to its business;

4.1.3	the Shareholders are given full opportunity to examine the books and accounts kept by the Company, are supplied with all relative information, including monthly management accounts (including balance sheet, income statement and supporting schedules) within twenty days of the following month and operating statistics and such other trading and financial information in such form as they reasonably require to keep each of them properly informed about the business of the Company, its Subsidiaries , its Associated Companies and branches and generally to protect their interests;

4.1.4	the Company shall prepare its accounts on an historical costs basis and shall adopt such accounting policies as may from time to time be generally accepted in Hong Kong;

4.1.5	the Company shall prepare its accounts in respect of each accounting reference period as are required by statute and procure that such accounts are audited as soon as practicable and in any event prior to the relevant tax filing deadlines after the end of the relevant accounting reference period;

4.1.6	each accounting reference period shall be for a period of twelve calendar months;

4.1.7	the Company shall keep each of the Shareholders fully informed as to all its financial and business affairs;

4.18	the auditors of the Company shall be Baker Tilly or such other firm of chartered accountants as the Shareholders agree in writing;

4.1.9	the Company complies with the provisions of its Memorandum and Articles of Association to the extent that they are not inconsistent with any provisions set out herein; and

4.1.1o	any company which becomes a Subsidiary adopts a memorandum and articles of association in a form approved by the Shareholders in writing.

4.1.11	the Company shall adopt and maintain in force bank mandates which require that each single cheque issued or bank transfer made is in accordance with the following:

(i)	Any one Director signing singly for transactions up to US$5,000;

(ii)	Any one of Directors from Group A and any one of Directors from Group B as specified below signing jointly for transactions exceeding US$5,000. Group A: Mr. Richard Chi Tak Lee, Mr. Peter Tak Li Group B: Mr. Roger Wong

5.	Matters requiring consent of the Shareholders

5.1	The Shareholders shall procure (so far as it is possible in the exercise of their rights and powers) that the Company shall not, without the prior written unanimous consent of the Shareholders:

5.1.1	cease to be a private company or materially change the nature of its business from the Business;

5.1.2	amend its Memorandum or Articles of Association;

5.1.3	sell, transfer, assign, dispose of, license or sub-license any material intellectual property rights;

5.1.4	create any fixed or floating charge, lien (other than a lien arising by operation of law) or other Encumbrance over the whole or any part of its undertaking, property or assets, except for the purpose of securing indebtedness to its bankers for sums borrowed in the ordinary and proper course of its business;

5.1.5	borrow (except from the Company’s bankers in the ordinary and proper course of the Business) in excess of a maximum aggregate sum outstanding at any time of US$10,000;

5.1.6	make a loan or advance any amount or give credit (other than normal trade credit) in excess of US$10,000 to any Person, apart from deposits with bankers which are repayable upon the giving of not more than five (5) Business Days’ notice;

5.1.7	give a guarantee or indemnity to secure the liabilities or obligations or any Person;

5.1.8	sell, transfer; lease, assign, or otherwise dispose of a material part of its undertaking, property or assets (or any interest in them), or contract to do so otherwise than in the ordinary and proper course of its business;

5.1.9	Encumber, transfer, sell, dispose of, subscribe to, merge or amalgamate with or otherwise acquire the legal or beneficial ownership interest (in whole or in part) in any shares in the capital of any other company or undertaking;

5.1.10	enter into or vary a contract, arrangement or commitment involving expenditure on capital account or the realisation of capital assets if the amount or the aggregate amount of the expenditure or realisation by the Company would exceed US$5,000 in any one year or in relation to any one project for the purpose of this paragraph the aggregate amount payable under any contract for hire, hire purchase or purchase on credit sale or conditional sale terms; is to be treated as capital expenditure incurred in the year in which this Agreement is entered into;

5.1.11	institute, settle or agree to settle any legal proceedings relating to the Business, except debt collection in the ordinary course of business;

5.1.12	engage a new employee at remuneration which could exceed a rate of US$30,000 per annum, except those already included in the approved Business Plan;

5.1.13	increase the remuneration of an employee of the Company by a rate that exceeds US$5,000 per annum, except those already included in the approved Business Plan;

5.1.14	pay any management charge to a Shareholder other than on arm’s length terms;

5.1.15	appoint or dismiss a Director except in accordance with the rights conferred on the Shareholders under Clause 3 above;

5.1.16	appoint a committee of the Directors or a local board or delegate any of the powers of the Board to a committee or local board:

5.1.17	take or agree to take a leasehold interest in or license over land:

5.1.18	issue any Shares or create any new Shares;

5.1.19	alter the rights attaching to any class of shares of the Company:

5.1.20	consolidate, sub-divide or convert any of the Company’s share capital:

5.1.21	allow any Shareholder to renounce any allotment of new shares to it by the Company or permit any Shareholder entitled to receive such allotment of shares to nominate another Person to receive the allotment unless approved by the Board;

5.1.22	create or acquire a Subsidiary or disposes of any shares in a Subsidiary;

5.1.23	enter into any profit sharing agreement other than in ordinary course of normal business or to enter into a partnership;

5.1.24	do or permit to be done any act or thing whereby the Company may be wound up (whether voluntarily or compulsorily) in accordance with the term of this Agreement, or enter into any compromise or arrangement under the similar legislation in any other relevant jurisdiction;

5.1.25	issue securities convertible into Shares or debentures, or share warrants or options in respect of Shares;

5.1.26	enter into a contract, transaction or arrangement except in the ordinary and proper course of the business on arm’s length terms;

5.1.27	acquire, purchase or subscribe for shares, debentures, mortgages or securities (or any interest in any of them) in any Person;

5.1.28	create a contract or obligation or renew or vary the terms of an existing contract or obligation, in money or money’s worth to any Shareholder or to a holding company of a Shareholder or to any other subsidiary of such a holding company;

5.1.29	hold a meeting of Shareholders or purport to transact any business at a meeting unless there are present duly authorised representative or proxies for each of the Shareholders;

5.1.30	approve the Business Plan for the Business;

5.1.31	change the name of the Company;

5.1.32	change the Company’s auditors, lawyers or bankers from those appointed at the date of this Agreement or make any alteration to or replace the Company’s bank mandate as in existence at the date of this Agreement.

6.	Staff

6.1	If the Board considers necessary for the proper conduct of the Business, any of the Shareholders may (if requested by the Board) appoint executive personnel (“the Executive”) to the Company on a full time basis and on terms to be agreed between the Shareholders.

6.2	If the Board determines that the appointed Executive is not suitable for employment in connection with the Business, it may require the Shareholder who has appointed such Executive to procure for the resignation of such Executive and to take such other steps as it may deem necessary or expedient to replace him.

6.3	All salaries, expenses and other benefits to which the Executive is entitled and all necessary employee’s pension and national insurance contributions shall, except otherwise agreed between the Shareholders, be borne by the Company.

7.	Financing of the company and guarantee given by the Shareholders

7.1	The Parties agree that the working capital requirements of the Company shall be satisfied by the paid up capital of the Company. In the event that the Company’s financial resources are at any stage insufficient and further financing of the Company to satisfy its working capital requirements require guarantees to be given by the Shareholders, each Party agrees that such guarantees shall be given subject to the terms as stated in this Clause 7.

7.2	The maximum aggregate amount of liability arising under guarantees, indemnities and covenants given by the Shareholders to secure indebtedness and obligations of the Company and its Subsidiaries for the proper purposes of the Business shall not exceed US$200,000. The guarantee amount under any guarantee, indemnity or covenant shall be shared by the Shareholders in the Agreed Proportions.

7.3	Each Shareholder agrees that its liabilities under any guarantee, indemnity or covenant given in respect of the Company are joint and not several notwithstanding that enforcement action may be brought against one Shareholder and whether or not the instrument creating such guarantee, indemnity or covenant provides that they are liable jointly, severally or jointly and severally.

7.4	Where the Shareholders give a guarantee indemnity or covenant to secure indebtedness of the Company, they shall be entitled to receive from the Company a fee for the period during which the guarantee, indemnity or covenant is outstanding at the rate of 2% per cent per annum above prime rate of the relevant country calculated by reference to the maximum amount of its liability under the guarantee, indemnity or covenant.

7.5	Each Shareholder shall upon request by the other Shareholder provide such evidence as may be reasonably required to establish that it has sufficient financial resources to meet its Agreed Proportion of any actual or contingent liability under the guarantees, indemnities and covenants under this Clause 7.

8.	Disposal or charging of the Shares

Neither of the Shareholders shall, except with the prior written consent of the other, create or permit to subsist any pledge, lien or charge over, or grant any option or other rights over or sell or dispose of any interest in, any of the Shares it held.

9.	Transfer of Shares

9.1	No Shareholder shall transfer, grant any security interest over, encumber or otherwise dispose of or give any person any rights in or over any Share or interest in any Share unless it is permitted or required under this Agreement and carried out in accordance with the terms of this Agreement. If a Shareholder transfers or encumbers (or purports to transfer or Encumber) any Shares other than in accordance with this Clause 9 or Clause 15, it shall be deemed to have served a Transfer Notice.

9.2	Subject to Clause 15, a Shareholder may do anything otherwise prohibited by this Clause 9 if all other Shareholders have consented to it in writing.

9.3	Subject to Clauses 11 and 12, a Shareholder may transfer all (but not some only} of its Shares to any person if the parties to such transaction follow the steps in this Clause and the offer for the Shares is a bona-fide third party offer negotiated in good faith on an arms’ length basis.

9.4	The Shareholder wishing to transfer its Shares (“the Disposing Shareholder”) shall give an irrevocable notice (“the Transfer Notice”) to the Company and the other Shareholder (“the Continuing Shareholder”) of the details of the proposed transfer including:

9.4.1	if it wishes to sell its Shares to a third party, the name and address of the proposed transferee; and

9.4.2	the price (in cash) at which it wishes to transfer its Shares.

9.5	The Continuing Shareholder shall have the preferential right, but not the obligation, to acquire such Shares on the terms set forth in the Transfer Notice and this Clause 9.

9.6	If the Continuing Shareholder gives notice to the Disposing Shareholder within ten (10) Business Days of deemed receipt of the Transfer Notice that it wishes to buy all (but not part only) of the Disposing Shareholder’s Shares, the Continuing Shareholders shall have the right to do so at the price specified in the Transfer Notice. If the Continuing Shareholder does not deliver a notice pursuant to this Clause 9.6 it shall be deemed to have waived such right.

9.7	The Continuing Shareholder is bound to buy all the Disposing Shareholder’s Shares when it gives notice to the Disposing Shareholder under Clause 9.6 that it wishes to do so. The sale and purchase of Shares shall take place on the terms set out in Clause 10.

9.8	If at the expiry of the period specified in Clause 9.6, the Continuing Shareholder has not notified the Disposing Shareholder that it wants to buy the Shares, the Disposing Shareholder may transfer all its Shares to the buyer identified in the Transfer Notice at a price not less than the price specified in that notice provided that it does so within twenty (20) Business Days of the expiry of the period specified in Clause 9.6.

9.9	The Disposing Shareholder shall procure that, in relation to the Shares being sold, any buyer of the Shares who is not already a Shareholder and therefore a Party to this Agreement, to enter into a Deed of Adherence, a form of which is set forth on Schedule 1, on completion of the sale of such Shares.

10.	Completion of the Sale and Purchase of Shares

10.1	This Clause applies only to transfers between the Shareholders pursuant to Clause 9.

10.2	The sale of Shares under this Agreement shall be completed after the Continuing Shareholders (having received a Transfer Notice) give notice to the Disposing Shareholder that it wishes to buy all the Disposing Shareholder’s Shares under Clause 9.6 and 9.7.

10.3	The Shares shall be sold with all rights that attach as at the date of Transfer Notice, or may in the future attach, to them.

10.4	The Shareholder buying the Shares is not obliged to complete the purchase of any of the Shares being sold unless the purchase of all the Shares being sold is completed simultaneously.

10.5	If the Disposing Shareholder fails to complete the transfer of Shares as required for completion of any sale under this Clause, such failure shall be deemed a breach of this Agreement and the Company shall immediately cause the transfer and sale of the Shares at the price set out in the Transfer Notice. As such, all the parties hereto agree that the Company:

10.5.1	is irrevocably authorised to appoint any person to transfer the Shares on the Disposing Shareholder’s behalf and to do anything else that the Shareholder buying the Shares may reasonably require to complete the sale: and

10.5.2	may receive and hold the price set out in the Transfer Notice in trust for the Disposing Shareholder, giving a receipt that shall discharge the Shareholder buying the Shares.

11.	Exercise of voting rights

11.1	Each Shareholder shall:

11.1.1	exercise all voting rights and powers available to it in relation to the Company so as to give full effect to the terms of this Agreement including, where appropriate, the carrying into effect of the terms as if they were embodied in the Company’s Memorandum and Articles of Association;

11.1.2	procure that the Directors nominated by it (insofar as the Director is able to do so) support and implement all reasonable proposals put forward to the Board for the proper development and conduct of the Business as contemplated in this agreement;

11.1.3	procure that all third parties directly or indirectly under its control refrain from acting in a manner which hinders or prevents the Company from carrying on the Business in a proper and reasonable manner; and

11.1.4	generally use its best endeavours to promote the Business and the interests of the Company and any of its Subsidiaries.

12.	Non-competition restrictions

12.1	Neither of the Shareholders shall, whilst it is beneficially interested in any Shares or for a period of two years from the date on which it ceases to be beneficially interested in any Shares (“the Non-Solicitation Period”) and without the prior written consent of the other Shareholder, either by itself or through its directors, officers or employees, do or permit to be done any of the following:

12.1.1	either on its own account or in conjunction with or on behalf of any other person, solicit or entice away or attempt to solicit or entice away from the Company any person who is or has at any time within one year prior to the commencement of the Non-Solicitation Period been a customer, client, identified prospective customer or client, agent or correspondent of the Company or in the habit of dealing with the Company;

12.1.2	either on its own account or in conjunction with or on behalf of any other person, employ, solicit or entice away or attempt to employ, solicit or entice away from the Company any person who is or shall have been at the date of, or within one year prior to the commencement of the Non-Solicitation Period, an officer, manager, consultant or employee of the Company whether or not such person would commit a breach of contract by reason of leaving such employment.

12.2	It is agreed between the parties that, whilst the restrictions set out in this Clause 12 are considered fair and reasonable, if it should be found that any of the restrictions be void as going beyond what is fair and reasonable in all the circumstances and if by deleting part of the wording or substituting a shorter period of time, it would not be void, then there shall be substituted such next less extensive period or such deletions shall be made as shall render Clause 12.1 valid and enforceable.

12.3	Each undertaking/restriction in Clause 12.1 shall be construed as separate or independent of the other undertakings/restrictions so that, if one or more of such undertaking/restriction is held to be invalid void or unenforceable, the remaining undertakings/restrictions shall remain valid to the extent that they are not affected.

13.	Warranties

13.1	The Company warrants to the Shareholders that except as disclosed in writing to each other prior to the execution of this Agreement:

13.1.1	no share capital of the Company is under option or agreed to be put under option;

13.1.2	the Company has no loan capital; and

13.1.3	all returns, particulars, resolutions and other documents required to be filed with the Registrar of Companies have been duly filed by the Company and that all legal requirements in connection with the incorporation, registration and maintenance of the Company and issues of Shares have been satisfied and duly complied with by the Company.

14.	Dividend and distribution policy

Subject to the circumstances prevailing at the relevant time including, in particular, the working capital requirements of the Company and the Company’s banking obligations, the Company shall distribute by way of dividends a minimum of 75% of its trading profits after tax in accordance with the articles of association of the Company in respect of each financial year such profits as are then lawfully available for distribution as soon as the audited account of the latest fiscal year is available. If the audited account is not ready by April 30, a provisional dividend shall be distributed, using 80% of trading profits after tax based on Management Accounts as the base for calculation; for the avoidance of doubt, this means the provisional dividend would be 75% of 80% of trading profits after tax based on Management Accounts. When the audited account is available, the remaining balance of dividends shall be distributed based on the trading profits after tax from the audited account.

15.	Pre-agreement for corporate project opportunities

15.1	Notwithstanding Clause 9, in the event that Unique and/or any of its affiliates, subsidiaries and related companies within the Unique Group of companies (“the Unique Group”) shall contemplate any future corporate project of the Unique Group (“the Corporate Project”) including but not limited to an alliance, or other merger and acquisition transactions involving any or all of the members of the Unique Group, the Parties hereby agree that the Business in the Territory operated by the Company shall form part of the business of the Unique Group for the purposes of any of these Corporate Projects.

15.2	If the Corporate Project requires 100% ownership of Unique’s subsidiaries, affiliates and/or joint venture companies to be integrated into it, Unique is entitled to purchase the Partner’s shares based on the same valuation terms receivable by Unique Group under the Corporate Project, less all relevant costs (professional fees, stamp duty, travel and meeting expenses, etc.) involved in the Corporate Project that will be apportioned pro rata to every member office or entity on a fair and reasonable basis.

16.	Default

16.1	If either Shareholder commits or suffers an event of default, the other Shareholder shall be entitled, within twenty (20) Business Days of its becoming aware of the occurrence of the Event of Default, to require the defaulting Shareholder to sell all (but not some only) of the Shares held or beneficially owned by the defaulting Shareholder for the Prescribed Price (“the Option”). The Option shall be exercised by delivering written notice to the defaulting Shareholder stating that the option is exercised.

16.2	If the Option is exercised, the defaulting Shareholder (the “Transferor”) shall deliver to the other Shareholder, within 30 days of the date of the Prescribed Price being agreed or determined under Clause 16.4.2, a duly executed transfer of all the Shares held or beneficially owned by it in favour of the other Shareholder (or as it may direct) (the “Transferee”) upon full payment to the Transferor in HK$ of the Prescribed Price. The Shares which are transferred shall be deemed to be sold by the Transferor to the Transferee as beneficial owner with effect from the date of the transfer, free from any lien, charge or encumbrance and with all rights attaching to them as at the date of exercise of the option.

16.3	The Specified Experts shall be instructed to determine which of the Shareholders should bear, or in what proportions they should share, such experts’ costs of certifying the Prescribed Price. In making their determination, the Specified Experts shall have regard to the efforts made by each of the Shareholders to agree on the Prescribed Price under Clause 16.4.2.

16.4	For the purpose of this Clause:

16.4.1	an “Event of Default” occurs if:

16.4.1.1	a Shareholder commits a material breach of its obligations under this Agreement and, in the case of a breach capable of remedy, fails to remedy it within fifteen (15) Business Days of being specifically required in writing to do so by the non defaulting Shareholder, or

16.4.1.2	a distress, execution, sequestration or other process is levied or enforced upon or sued out against a Shareholder’s property which is not discharged within 1O Business Days; or

16.4.1.3	a Shareholder is unable to pay its debts in the normal course of business or being declared bankrupt or served as a notice of bankruptcy; or

16.4.1.4	a Shareholder ceases or threatens to cease wholly or substantially carrying on its business, otherwise than for the purpose of a reconstruction or amalgamation without insolvency previously approved by the other Shareholder (which approval shall not be unreasonably withheld); or

16.4.1.5	an encumbrance takes possession of or a receiver or trustee is appointed over the whole or any part of a Shareholder’s undertaking, property or assets; or

16.4.1.6	an order is made or a resolution is passed for the winding up of a Shareholder, other than for the purpose of a reconstruction or amalgamation without insolvency previously approved by Shareholder not in default (which approval shall not be unreasonably withheld);

16.4.2	the ‘Prescribed Price’ means such sum in respect of the Shares forming the subject matter of the option as may be agreed between the Shareholders within fifteen (15) Business Days of the date of the notice exercising the option or (in default of agreement between them) such sum as the Specified Experts certify to be in their opinion, the fair value of those Shares as between a willing buyer and a willing seller contracting on arm’s length terms, having regard to the fair value of the Business as a going concern as at the date of the notice exercising the option, but without taking into account (if it is the case) that the relevant Shares represent a minority interest in the Company: and

16.4.3	the ‘Specified Experts’ means the auditors of the Company or, if they are unwilling to act in the matter, such firm of accountants as, on a request by either of the Shareholders the making of which is promptly notified to the other, is nominated by the President from time to time, of the Hong Kong Institute of Certified Public Accountants in Hong Kong.

16.5	Apart from its entitlement to exercise the Option, the non-defaulting Shareholder may elect to wind up the Company voluntarily forthwith by convening the required board meeting(s) and/or Shareholders’ meeting(s) for the purpose. In such event:-

16.5.1	the director nominated by the defaulting Shareholder and the defaulting Shareholder itself shall attend and form the necessary quorum and cast the necessary votes at the relevant board meeting(s) and/or Shareholders’ meeting(s) convened for the purpose and do all other acts and things necessary to procure the voluntary winding up of the Company.

16.5.2	if the defaulting Shareholder shall refuse to convene such meeting or to attend the same to form the necessary quorum or to case its vote or procure director nominated by it to do so, then they shall be deemed to have authorized and approved such winding up of the Company in the relevant Shareholders’ meeting or directors’ meeting (as the case may be). The non-defaulting Shareholder and director nominated by it shall be deemed to have formed quorum thereof and to have voted for such winding up of the Company and to have been authorized to do such acts and things, sign and execute such documents and deeds to procure completion of the same in accordance with the applicable law and the terms herein on its own behalf and on behalf of the defaulting Shareholder and director nominated by it;

16.5.3	the Shareholders shall appoint an insolvency practitioner acceptable to all Shareholders to be the liquidator of the Company and if the Shareholders shall be unable to agree to a liquidator to be so appointed, then the non-defaulting Shareholder shall have the absolute discretion as to such appointment;

16.5.4	The Shareholders and their respective nominated directors shall procure the liquidator to distribute the net asset of the Company to the Shareholders after completion of the winding up of the Company to the maximum extent permitted by law provided that the non-defaulting Shareholder shall be entitled to set off the loss and damage suffered by it as a result of the Event of Default and generally to do all such acts to recover such loss and damage from such distribution payable by the Company to the defaulting Shareholder.

16.6	Notwithstanding anything contained in this Clause, the exercise of the Option or right of winding up by the non-defaulting Shareholder as aforesaid shall not affect or prejudice whatsoever its right to claim against the defaulting Shareholder for all loss and damage that the non-defaulting Shareholder may suffer as a result of the occurrence of the Event of Default.

17.	Conflict with Memorandum and Articles of Association

In the event of any ambiguity or conflict arising between the terms of this Agreement and those of the Memorandum and Articles of Association of the Company, the terms of this Agreement shall prevail as between the Shareholders.

18.	Protection of name

The Partner shall not use or permit the use of the name or any corporate or trading name including or similar to the words “Unique” or “ULI” or “Unique Logistics” or “Unique Logistics International”.

19.	Partnership

19.1	None of the provisions of this Agreement shall be deemed to constitute a partnership, association. fiduciary relationship or trust between the Parties or as authorising any Party to act as agent of another Party for any purpose whatsoever.

19.2	Neither of the Partner or Unique has the authority to bind the other in any way for business beyond the scope of business of the Company as defined under the terms of this Agreement.

20.	Costs

All costs, legal fees and other expenses incurred in the preparation and execution of this Agreement shall be borne by the Shareholders in the Agreed Proportions.

21	Confidentiality

21.1	For the purposes of this Agreement “Restricted Information” means in relation to each Party (including any Director, manager, officer, employee or other representative of that Party) (“the Holder”) any non-public, confidential or proprietary information which is disclosed to that Party by another Party (“the Informant”) pursuant to or in connection with this Agreement with respect to the Business or the Company, whether orally or in writing or any other medium, and whether or not the information is expressly stated to be confidential.

21.2	The Holder undertakes with the Informant that, except as provided by Clause 21.3or as authorised in writing by the Informant, it shall at all times during the continuance of this Agreement and following its termination:

21.2.1	use its commercially reasonable endeavours to keep confidential all Restricted Information:

21.2.2	not disclose any Restricted Information to any other person other than in connection with the Business or in fulfilling its obligations as a Shareholder or a member of the Board;

21.2.3	not use any Restricted Information for any purpose otherwise than as contemplated by and subject to the terms of this Agreement;

21.2.4	not make any copies of, record in any way or part with possession of any Restricted Information; and

21.2.5	use commercially reasonable efforts to ensure that none of its Directors, officers, employees, agents or advisers does any act which, if done by that Party, would be a breach of the provisions of above Clauses 21.2.1 to 21.2.4.

21.3	The Holder may:

21.3.1	disclose any Restricted Information to:

21.3.1.1	any sub-contractor, supplier or licensee of the Holder with a need to know in performance of their duty;

21.3.1.2	any bona fide transferee of the Holder’s Shares;

21.3.1.3	any governmental or other authority or regulatory body that has ordered such disclosure, but only following prior written notice to the other parties; or

21.3.1	A any employees of the Holder or of any of the persons referred to in sub-Clause 21.3.1.1 to 21.3.1.3 with a need to know, to such extent only as is necessary for the purposes contemplated by this Agreement, or as required by law, and in each case (except where the disclosure is to any such body as is mentioned in Clause 21.3.1.3 above or any employees of any such body) subject to the Holder first obtaining a written undertaking in favour of the Informant from the person in question, as nearly as practicable in the terms of this Clause, to keep the Restricted Information confidential and to use it only for the purposes for which the disclosure is made, and submitting such undertaking to the Informant; or

21.3.2	use any Restricted Information for any purpose, or disclose it to any other person, to the extent only that:

21.3.2.1	the Holder can demonstrate from its written records that it was known to the Holder at the time when ii was disclosed by the Informant;

21.3.2.2	after being disclosed by the Informant it is disclosed to the Holder by any other person otherwise than in breach of any obligation of confidentiality owed to the Informant;

21.3.2.3	at the date of this Agreement, or at any time after that date it becomes public knowledge through no fault of the Holder, provided that in doing so the Holder does not disclose any part of that Restricted Information which is not public knowledge;

21.3.2.4	is independently acquired or developed by the Holder as a result of work carried out by the Holder or an employee or contractor of such Party to whom no disclosure of such Restricted Information has been made;

21.3.2.5	is disclosed with appropriate provision for confidentiality in a judicial or arbitration proceeding to enforce such Party’s rights under this Agreement;

21.3.2.6	is disclosed as required by court order, or as otherwise required by law or regulation; or

21.3.2.7	is furnished by the Informant to a third party without a similar restriction on the third party’s rights.

21.4	The provisions of this Clause 21 shall continue in force in accordance with their terms, until the earlier of (a) two (2) years after the termination of this Agreement or (b) two (2) years after such Shareholder ceasing to hold any Shares, whichever is the later.

21.5	The Parties understand and acknowledge that any Restricted Information disclosed by a Party to any member of its Group shall be and remain the property of the Informant, and that neither the Holder nor any member of the Party’s Group shall have any interest in or right to use such information except as specifically agreed to in writing by the Informant.

22.	Duration

22.1	Neither of the Shareholders shall be entitled to enforce any provision of this Agreement, apart from Clause 18 and Clause 21 and except in respect of accrued rights, once it has ceased beneficially to own any of the Shares.

22.2	This Agreement shall terminate forthwith if:

22.2.1	the Company becomes insolvent (except by reason solely of its inability to repay loans or other sums outstanding to the Shareholders) or goes into liquidation (except for the purposes of a bona fide reconstructions or amalgamation pursuant to which the company resulting therefrom agrees to be bound by or assume the obligations of the Company);

22.2.2	the Company shall have an administrator appointed or any person shall take any steps including filing documents with any court of competent jurisdiction and giving notice of intention to appoint an administrator for the purpose of placing the Company in administration or the Company shall have an administrative receiver, receiver or manager appointed over any part of its assets or undertaking or shall suffer any, similar event in any jurisdiction: or

22.2.3	all the Shares shall be held by one Shareholder; or

22.2.4	all the Shares shall be placed or admitted to listing on any stock exchange or stock quotation system .

22.3	The provisions of clause 22.2 shall be without prejudice to any right or obligation of any shareholder arising under this Agreement or to any claim against any Shareholder which is outstanding at the lime of any person ceasing to hold any shares or upon the termination of this Agreement and shall not affect any provision of this Agreement which is expressly or by implication provided to come into effect or to continue in effect after such termination.

22.4	Despite the expiration or termination of this Agreement. ii shall continue to bind the Shareholders to such extent and for so long as may be necessary to give effect to the rights and obligations embodied in it.

23,	Assignment

Save as otherwise provided herein, neither of the Shareholders shall assign or transfer, or purport to assign or transfer any of its rights or obligations under this Agreement.

24.	Successors and assigns

This Agreement shall operate or the benefit of and be binding on the successors in title of each Shareholder.

25.	Waiver, forbearance and variation

25.1	The rights of the Parties under this Agreement shall not be prejudiced or restricted by any indulgence or forbearance extended to another Party. No waiver by any Party in respect of breach shall operate as a waiver in respect of any subsequent breach.

25.2	This Agreement shall not be varied or cancelled, unless the variation or cancellation is expressly agreed in writing by a duly authorised director of each Party.

26.	Governing law

26.1	The construction, validity and performance of this Agreement shall be governed in all respects by the laws of Hong Kong.

26.2	In relation to any legal action or proceedings to enforce this Agreement or arising out of or in connection with this Agreement (“Proceedings”) each of the parties irrevocably submits to the exclusive jurisdiction to the High Court of Hong Kong and waives any objection to proceedings in such courts on the grounds that the proceedings have been brought in an appropriate form.

26.3	These submissions shall not affect the right of any Party to take proceedings in any other jurisdiction to the extent permitted by law, nor shall the taking of proceedings in any jurisdiction preclude any Party from taking proceedings in any other jurisdiction.

27.	DISPUTE RESOLUTION

27.1	If any dispute or difference arises out of or in connection with this Agreement which the Parties are unable to resolve by negotiation (“the Dispute”), the Parties shall seek to resolve the Dispute amicably by using the procedures set out in the following provisions of this clause.

27.2	The Parties shall submit the Dispute to an independent mediator (“Mediator’) appointed by agreement between them to assist them in resolving the Dispute. Any Party may give written notice to the others describing the nature of the Dispute, requiring the Dispute to be submitted to a Mediator and proposing the names of up to three (3) suitable persons to be appointed. If no such person is appointed by agreement between the Parties within ten (10) Business Days after such notice is given (or, if no such notice is given, within fifteen (15) Business Days after the Dispute has arisen), any Party may request the [President] for the time being of The Chartered Institute of Arbitrators to appoint the Mediator.

27.3	The Parties shall, with the assistance of the Mediator, seek to resolve the Dispute by using an alternative dispute resolution (“ADR”) procedure agreed between the Parties or, in default of such agreement, established by the Mediator.

27.4	If the Parties reach agreement as to the resolution of the Dispute, such agreement shall be recorded in writing and signed by the Parties (and, if applicable, the Mediator), whereupon it shall become binding upon the Parties.

27.5	If:

29.5.1	the Dispute has not been resolved to the satisfaction of all Parties within fifteen (15) Business Days after the appointment of the Mediator; or

29.5.2	any Party fails or refuses to agree to or participate in the ADR procedure; or

29.5.3	the Dispute is not resolved within forty (40) Business Days after it has arisen, then the Parties shall be free to litigate in accordance with governing law and jurisdiction clause.

27.6	In the event that the Dispute is litigated:

27.6.1	the Mediator shall not, unless the parties all agree otherwise, take any part in the proceedings, whether as witness or otherwise, and no aspect of the ADR procedure, including any recommendations made by the Mediator in connection with the ADR procedure, shall be relied upon by any Party for the conduct of Proceedings without the written consent of the other Parties and the Mediator;

27.6.2	no Party shall, unless the Parties agree otherwise in writing, make use of nor rely upon information supplied, or arguments raised, by the other Parties in the ADR procedure for the conduct of Proceedings.

27.7	The costs and fees of the Mediator, the ADR service provider and any neutral venue shall be borne equally by the Parties. The Parties shall bear their own costs of all other aspects of the ADR procedure.

28.	Severability

If any of the provisions of this Agreement is found by the court or other competent authority to be void or unenforceable, it shall be deemed to be deleted from this Agreement and the remaining provisions shall continue to apply. The Shareholders shall negotiate in good faith in order to agree the terms of a mutually satisfactory provision to be substituted for the provision found to be void or unenforceable.

29.	General matters

29.1	This Agreement supersedes any previous agreement between the parties in relation to the matters with which it deals and represents the entire understanding between the parties in relation to those matters.

29.2	Words importing one gender include genders and the neuter and vice versa.

30.	Notices

30.1	Any notice or other communication to be given or served under this Agreement shall be in writing and shall be:

30.1.1	delivered by hand, delivery by courier shall be regarded as delivery by hand;

30.1.2	sent by ordinary first class or registered airmail in the case of notices or communications to or from any country outside Hong Kong or recorded delivery post (in each case, pre-paid); or

30.1.3	sent by email to the Party due to receive the communication; provided, however, that a proper copy of any communication which is served by email is also served in accordance with Clause 30.1.2 within 24 hours of the email having been sent.

30.2	Any communication given pursuant to Clause 30.1 shall be sent to the following address or e-mail address or such other address or email address as may previously by notice given in accordance with this Clause have been specified by that Party:

30.2.1	if to Unique

Address: Unit B&D, 4th Floor, Sunshine Kowloon Bay

Cargo Centre, 59 Tai Yip Street, Kowloon Bay,

Kowloon, Hong Kong Peoples Republic of China

For the attention of:Richard Lee

Email:

30.2.2	if to the Partner

Address: Room 1803-7, Block B, International Chamber of Commerce Buliding

1 Fuhua Road, Futian District, Shenzhen, 518048, P.R. China

For the attention of: Mr. Roger Wong

Email:

or such other address or email address as may previously by notice given in accordance with this Clause have been specified by that Party..

30.3	A communication is deemed to be given or served:

30.3.1	if delivered by hand, at the time it is left at the address;

30.3.2	if sent by pre-paid post (whether first class or recorded delivery), on the second Business Day after posting or if sent by pre-paid registered airmail on the fifth Business Day after posting; and

30.3.3	if sent by email, when the email is sent.

In the case of a notice given or served by hand or by email where this occurs after 5.00 pm on a Business Day, or on a day which is not a Business Day the date of service shall be deemed to be the next Business Day.

30.4	In providing service of the communication, it shall be sufficient to show that the envelope containing the communication was properly addressed and posted as a pre-paid first class, recorded delivery or registered airmail letter or if sent by email to the email address set out in Clause 30.2.

30.5	Any notification of a change of contact details under this Clause 30 shall only be effective on the date specified in the notification as the date on which the change is to take place or if no date is specified or the date specified is less than [five (5)] Business Days after the date on which the notice is deemed to have been served, the date falling five Business Days after notice of any such change is deemed to have been given.

31.	Counterparts

This Agreement may be executed in any number of counterparts, all of which when taken together shall be deemed to constitute one and the same agreement. Each counterpart may be signed and executed by the Parties and transmitted by facsimile transmission and shall be as valid and effectual as if executed as an original.

32.	Third Party Rights

No term of this Agreement shall be enforceable by a third party (being any person other than the Parties)

33.	Entire Agreement

This Agreement(together with all agreements and documents executed contemporaneously with it or referred to in it) constitutes the entire agreement between the Parties in relation to the subject matter of it and supersedes all prior agreements and understandings whether oral or written with respect to that subject matter.

34.	Effective Date

34.1	The Parties agree that the term of this Agreement shall be effective as from the date of signing of this Agreement.